December 15, 2004


Rochdale Investment Trust
570 Lexington Ave.
New York, NY 10022-6837

             Re: Post-Effective Amendment No. 15 to the Registration
            STATEMENT ON FORM N-1A (FILE NOS. 33-47415 AND 811-8685)

Ladies and Gentlemen:

I have acted as counsel to Rochdale Investment Trust, a Delaware Statutory Trust, in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 15 (the "Amendment") to the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended.

The Trust is authorized to issue an unlimited number of shares of beneficial interest (the "Shares"), with a par value of $0.01 per shares. The Board of Trustees of the Trust has the power to designate one or more series ("Series") of Shares and to classify or reclassify any unissued shares with respect to such series. The Board of Trustees also has the power to designate separate classes ("Classes") of shares within the same Series. Currently the Trust is offering Shares of seven Series: the Large Growth Portfolio, Large Value Portfolio, Mid/Small Growth Portfolio, Mid/Small Value Portfolio, Atlas Portfolio, Dividend & Income Portfolio, and Intermediate Fixed Income Portfolio. Currently the Trust is authorized to issue one class of shares in each series. The Board of Trustees has previously authorized the issuance of such Shares to the public. The Amendment relates to the issuance of an indefinite number of Shares of an additional series of the Trust: the Darwin Portfolio.

In connection with this opinion, I have assumed the genuineness of all signatures and the legal capacity of all natural persons. I have reviewed the Trust's Declaration of Trust, Bylaws, resolutions of its Board of Trustees and such other legal and factual matters, as I have deemed appropriate. I have assumed that the Shares have been or will be issued against payment therefore as described in the Trust's Prospectus.

This opinion is based exclusively on Delaware law and the federal law of the United States of America.

Based upon the foregoing, it is my opinion that the Shares have been and will be validly issued, fully paid and non-assessable by the Trust.

This opinion is rendered to you solely in connection with the Post-Effective Amendment and is solely for your benefit. This opinion may not be relied upon by you for any other purpose and no other firm, corporation or other entity may rely on this opinion without prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

                                                      Sincerely,


                                                      Kurt Hawkesworth
                                                      Chief Compliance Officer
                                                      & General Counsel